EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Value Suisse International Investments, Inc.

We consent to the inclusion in the foregoing Amendment No. 3 to Registration Statement (No. 333-174238) on Form S-1 of our report dated May 12, 2011, relating to our audits of the consolidated financial statements of Value Suisse International Investments, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the period ended June 4, 2009 (inception) to December 31, 2009 and for the year ended December 31, 2010. Our report dated May 12, 2011, relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent of the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ Anton & Chia, LLP

Newport Beach, California

February 13, 2012